<table>
<tr><td>DISTRICT COURT, COUNTY OF DENVER
STATE OF COLORADO
11437 Bannock Street, Room 256
Denver, CO 80202

Plaintiff: DIEGO PELLICER WORLDWIDE, INC., a Delaware corporation,

v.

Defendant: VENTURE PRODUCT CONSULTING, LLC, a Colorado limited liability company</td><td>□ COURT USE ONLY □</td></tr>
<tr><td>Attorneys for Defendant
David R. Wunderlich, Reg. #39365
Hassan + Cables, LLC
1035 Pearl Street, Suite 200
Boulder, CO 80302
(Ph) 303-625-1025
(Fax) 303-957-1971
(Em) david@hassancables.com</td><td>Case Number:

Division:</td></tr>
<tr><td colspan="2">STIPULATION FOR ENTRY AND CONFESSION OF JUDGMENT</td></tr>
</table>

The Plaintiff, Diego Pellicer Worldwide, Inc., and the Defendant, Venture Product Consulting, LLC hereby enter into this Stipulation for Entry and Confession of Judgment (the "Confession").

This Confession is subject to the terms of the Binding Settlement Term Sheet between the Defendant, Royal Asset Management, LLC, a Colorado limited liability company, and the Plaintiff dated November 21, 2022 (the "Term Sheet")

Defendant hereby consents to the entry of judgment in this action against it in the amount of $65,000.

This Confession may be filed and judgment may enter at any time following the date set forth Section 1(a) of the Term Sheet, upon the filing of a verified motion by Plaintiff reciting that the date set forth in Section 1(a) of the Term Sheet has elapsed.

This document shall constitute a Confession of Judgment pursuant to the Colorado Rules of Civil Procedure. Plaintiff and Defendant stipulate that this Court has jurisdiction over them and the subject matter of this action. Plaintiff and Defendant further stipulate that venue is proper in this Court.

The judgment confessed herein shall bear interest at the rate for post-judgment interest provided by Colorado law. The date of the judgment for the purposes for the calculation of post-judgment interest owed by Venture Product Consulting, LLC shall be the date below.

Plaintiff is entitled to final judgment in the afore-mentioned amount.

Defendant voluntarily and knowingly waives all rights, notices, and defenses under the law and/or equity, and further waives all objections to entry of judgment in accordance with the terms and conditions of this Confession.

The below signed persons acknowledges they have reviewed this Confession, understands its terms, and have signed the same freely, voluntarily, and free from undue influence.

DATED this 29 day of November 2022.

DIEGO PELLICER WORLDWIDE, INC

DocuSigned by:

Nello Gonfiantini, CEO

VENTURE PRODUCT CONSULTING, LLC

Neil Demers

Neil Demers, Manager

STATE OF Texas)
)ss.
COUNTY OF BEXAR)

The foregoing Confession of Judgment was SUBSCRIBED AND SWORN to before me this 29 day of November, 2022, by Neil Demers as Manager of Venture Product Consulting, LLC My commission expires: 11/29/2025.

Geovanni Hughmartin Hosang
ID NUMBER
133465846
COMMISSION EXPIRES
November 29, 2025

[SEAL]

Notarized online using audio-video communication

Notary Public
Notary Public, State of Texas